Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements and related Prospectuses (listed below) of Corcept Therapeutics Incorporated (a development stage company), of our report dated March 26, 2010, with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) included in this Annual Report (Form 10-K) for the year ended December 31, 2009:

•	Form S-8 (No. 333-116127) pertaining to the 2000 Stock Option Plan and the 2004 Equity Incentive,

•	Form S-3 (No. 333-149087) pertaining to debt securities, preferred stock, $0.001 par value per share, common stock, $0.001 par value per share, equity warrants and debt warrants issuable,

•	Form S-8 (No. 333-150199) pertaining to the 2004 Equity Incentive Plan,

•	Form S-3 (No. 333-150204) pertaining to common stock, $0.001 par value per share,

•	Form S-3 (No. 333-163140) pertaining to common stock, $0.001 par value per share and

•	Form S-8 (No. 333-164531) pertaining to the 2004 Equity Incentive Plan.

/s/    Ernst & Young LLP

Palo Alto, California

March 26, 2010